UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2014

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2014, Michael P. Plisinski, age 44, was appointed Executive Vice President and  Chief Operating Officer (COO) of Rudolph Technologies, Inc. (the “Company”). Mr. Plisinski will assume this newly created role for the Company, responsible for all operations within the Company’s Business Unit structure, effective October 1, 2014.
Mr. Plisinski has been an employee of Rudolph Technologies or an entity ultimately incorporated into the Company for the past fifteen years. Prior to his appointment as COO, Mr. Plisinski served as the Company’s Vice President and General Manager, Data Analysis and Review Business Unit since February 2006 when the Company merged with August Technology Corporation. From February 2004 to February 2006, he served as August Technology’s Vice President of Engineering and, from July 2003 to February 2004, as its Director of Strategic Marketing for review and analysis products. Mr. Plisinski joined August Technology as part of the acquisition of Counterpoint Solutions, a semiconductor review and analysis company, where he was both President and sole founder from June 1999 to July 2003. Mr. Plisinski has a B.S. in Computer Science from the University of Massachusetts and completed the Harvard Advanced Management Program in 2012.
In his new role, Mr. Plisinski will receive an annual base salary of $335,000 subject to annual review of potential adjustments.  He will continue to be eligible for an annual performance-based cash incentive award with an increased target award opportunity of 65% of his annual base salary beginning in the fourth quarter of 2014. In addition, the Company will grant to Mr. Plisinski, as an inducement for assuming this new position, 7,500 restricted stock units which vest in 20% increments over five years.
Mr. Plisinski's employment agreement, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, remains  in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Rudolph Technologies, Inc.

Date: September 30, 2014	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer